DAVITA INC.
RULE OF 65 POLICY
(Effective August 19, 2018)

This DaVita Inc. Rule of 65 Policy (this “Policy”) sets forth administrative guidelines to be used by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of DaVita Inc., a Delaware corporation (“DaVita”), with respect to the treatment of outstanding equity awards held by Eligible Employees (as described herein) of DaVita and its subsidiaries (collectively, the “Company”) whose employment terminates pursuant to a Qualifying Retirement (as described herein).

1.
Eligible Awards. Stock-settled stock appreciation rights (“SSARs”), time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) that were granted under DaVita’s 2011 Incentive Awards Plan (the “2011 Plan”) on or prior to the effective date of this Policy and which do not otherwise contemplate “Rule of 65” treatment shall receive the treatment set forth in this Policy, subject to the conditions set forth in this Policy (collectively, the “Eligible Awards”).

2.
Eligible Employees. For purposes of administering this Policy, an Eligible Employee is an “officer” subject to Section 16 of the Securities Exchange Act of 1934, as amended, as of the date of such employee’s termination of employment. Notwithstanding the foregoing, this Policy shall not apply to any Business Employees (as defined in the Equity Purchase Agreement by and among DaVita, Collaborative Care Holdings, LLC and UnitedHealth Group Incorporated, dated as of December 5, 2017).

3.
Qualifying Retirement. For purposes of administering this Policy, a Qualifying Retirement means a termination of employment for any reason other than by the Company for “cause” (as defined in the applicable underlying award agreement) on or after the date on which the sum of the Eligible Employee’s age and years of service equals or exceeds 65, with a minimum age of 55 and a minimum of five years of continuous service.

4.
Treatment of Equity Awards Upon a Qualifying Retirement. If an Eligible Employee experiences a Qualifying Retirement and timely executes and does not revoke a release of claims, in a form customarily required of officers by the Company from time to time (the “Release”), the vesting and exercise period with respect to the Eligible Employee’s outstanding Eligible Awards shall be treated as follows, subject to the remaining terms of this Policy:

a.
SSARs. SSARs shall (i) become exercisable in accordance with the normal vesting schedules set forth in the underlying award agreements, as if the Eligible Employee had not separated from service, and (ii) remain exercisable until the normal expiration dates set forth in the underlying award agreements.

b.	RSUs. RSUs shall become fully vested and shall be settled within 60 days following such Qualifying Retirement.

c.
PSUs. PSUs shall remain eligible to vest, as if the Eligible Employee had not separated from service, based on actual performance during the applicable performance period as determined in accordance with the underlying award agreements, with any vested PSUs to be settled within 60 days following the expiration of the applicable performance period (or, if earlier, within 60 days following the lapse of the substantial risk of forfeiture with respect to such PSUs).

d.
Treatment of Awards Upon Certain Corporate Events. Notwithstanding the preceding, this Section 4 shall not limit (i) the right of DaVita to modify, adjust or terminate awards in connection with changes in the common stock or assets of the Company, certain acquisitions or liquidations of the Company and other corporate events, as contemplated by Section 14.2 of the 2011 Plan or (ii) following a Qualifying Retirement, the accelerated vesting of SSARs and PSUs that are not effectively assumed, converted or replaced in connection with a “change of control” to the extent provided in the applicable award agreement and, in the case of the PSUs, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

e.
Pro-rata Vesting. Notwithstanding anything herein to the contrary, if the Eligible Employee experiences a Qualifying Retirement but the Qualifying Retirement occurs prior to the first anniversary of the grant date with respect to an Eligible Award, then the portion of such Eligible Award eligible for vesting shall be prorated based on the number of full months from the grant date to the Eligible Employee’s Qualifying Retirement divided by 12.

f.
Other Agreements. To the extent that an Eligible Employee is subject to another agreement or arrangement that provides for less favorable benefits as compared to the benefits set forth in this Policy with respect to the subject matter hereof, it is the intent that such Eligible Employee shall receive the more favorable benefits set forth herein to the extent permitted by Section 409A of the Code.

5.	Administration of this Policy. The Compensation Committee shall interpret this Policy and the application thereof, and all such interpretations shall be conclusive and binding on all parties.

6.
No Right to Employment. Neither the adoption of this Policy, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any employee the right to be retained in the service of the Company, and all employees shall remain subject to discharge to the same extent as if this Policy had not been adopted.

7.
Section 409A. This Policy and the awards subject to this Policy are intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted, construed and administered accordingly. Notwithstanding any other provision in this Policy or an award agreement, to the extent any payments under an award agreement constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), then (A) each such payment which is conditioned upon the Eligible Employee’s execution of the Release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years, (B) if the Eligible Employee is a specified employee (within the meaning of Section 409A of the Code) as of the date of the Eligible Employee’s separation from service, each such payment that is payable upon the Eligible Employee’s separation from service and would have been paid prior to the six-month anniversary of the Eligible Employee’s separation from service, shall be delayed in accordance with the terms of the underlying award agreements to comply with Section 409A of the Code, and (C) if the Eligible Employee is subject to an employment or other agreement that specifies a time and form of payment that differs from the time and form of payment set forth in this Policy, then the impacted awards shall be settled in accordance with such employment or other agreement to the extent required to comply with Section 409A of the Code. For purposes of this Policy, the term “termination of employment” means a “separation from service” within the meaning of Section 409A of the Code.